    As filed with the Securities and Exchange Commission on October 20, 1999

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         AVANT IMMUNOTHERAPEUTICS, INC.
             (Exact name of Registrant as specified in its charter)

                           DELAWARE                                                       13-3191702
                 (State or other jurisdiction                                          (I.R.S. Employer
              of incorporation or organization)                                      Identification No.)

                               119 FOURTH AVENUE
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 433-0771
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                            ------------------------

           UNA S. RYAN, PH.D., PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         AVANT IMMUNOTHERAPEUTICS, INC.
                               119 FOURTH AVENUE
                          NEEDHAM, MASSACHUSETTS 02494
                                 (781) 433-0771
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    Copy to:

                             STUART M. CABLE, P.C.
                            ETTORE A. SANTUCCI, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881
                                 (617) 570-1000
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum
                                       Amount to be           Offering Price Per          Proposed Maximum            Amount of
Title of Shares Being Registered        Registered                 Share(1)           Aggregate Offering Price    Registration Fee

Common Stock, par value $.001            5,459,375                  $1.94                  $10,591,187.50             $2,944.35

(1) This estimate is made pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purposes of determining the registration fee and is based upon the market value of outstanding shares of common stock, $.001 par value per share, of Avant Immunotherapeutics, Inc. on October 14, 1999, utilizing the average of the high and low sale prices reported on the Nasdaq National Market for that date.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION. DATED OCTOBER 20, 1999.

PROSPECTUS

                          5,459,375 SHARES OF COMMON STOCK

                         AVANT IMMUNOTHERAPEUTICS, INC.

                                ---------------

    The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 5,459,375 shares of common stock of Avant Immunotherapeutics, Inc. We are filing the registration statement of which this prospectus is a part at this time to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of these shares. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders but, in fulfillment of our contractual obligations, we are bearing the expenses of registration.

    Our common stock is listed on the Nasdaq Stock Market, Inc.'s National Market under the symbol "AVAN."

    See "Risk Factors" beginning on page 3 for certain factors you should consider before you invest in our common stock.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ------------------------

                The date of this prospectus is October   , 1999.

                               PROSPECTUS SUMMARY
    THIS SUMMARY ONLY HIGHLIGHTS THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. AS THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.
    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "AVANT," "WE," "US" OR "OUR COMPANY" IN THIS PROSPECTUS REFER TO AVANT IMMUNOTHERAPEUTICS, INC., A DELAWARE CORPORATION.
                            ------------------------
                      ABOUT AVANT IMMUNOTHERAPEUTICS, INC.
    We are engaged in the discovery, development and commercialization of products that harness the human immune response to prevent and treat disease. Our lead therapeutic program is focused on compounds that inhibit the inappropriate activity of the complement cascade, which is a vital part of the body's immune defense system. We are also engaged in the development of Therapore,-TM- a novel system for the delivery of immunotherapeutics for chronic viral infections and certain cancers. Avant and our collaborators are developing vaccines using our proprietary adjuvants, Adjumer-Registered Trademark- and Micromer.-TM- In a further collaboration, we are developing an oral human rotavirus vaccine, and are developing our own proprietary vaccine for the management of atherosclerosis.
    Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 11.
                                  THE OFFERING
    This prospectus relates to up to 5,459,375 shares of our common stock that may be offered for sale by the selling stockholders. We originally issued these shares to the selling stockholders in a private placement on September 22, 1999. In connection with this private placement, we entered into a securities purchase agreement with the selling stockholders. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations under the securities purchase agreement. Registration of the common stock does not necessarily mean that all or any portion of the common stock will be offered for sale by the selling stockholders.
    We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

                                  RISK FACTORS

    BEFORE YOU PURCHASE SHARES OF OUR COMMON STOCK FROM THE SELLING STOCKHOLDERS YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS IN MAKING SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THIS SECTION INCLUDES OR REFERS TO CERTAIN FORWARD-LOOKING STATEMENTS. YOU SHOULD REFER TO THE EXPLANATION OF THE QUALIFICATIONS AND LIMITATIONS ON SUCH FORWARD-LOOKING STATEMENTS DISCUSSED ON PAGE 11.

                                  RISK FACTORS

OUR THERAPEUTIC PRODUCTS ARE IN VARIOUS STAGES OF PRODUCT DEVELOPMENT AND THERE ARE MANY UNCERTAINTIES RELATING TO CLINICAL TRIALS AND REGULATORY APPROVALS THAT MAY HINDER EACH PRODUCT'S EVENTUAL DEVELOPMENT

WE HAVE NOT HAD COMMERCIAL REVENUES TO DATE AND CANNOT PREDICT WHEN WE WILL

    All of our therapeutic product candidates are in various stages of research and development and to date we have had no revenues from the commercialization of these products. We cannot be certain that any of the therapeutic products we are developing:

    - will prove safe and effective in clinical trials

    - will be approved by the United States Food and Drug Administration or the competent regulatory authorities of other countries

    - can be manufactured at acceptable cost with the appropriate quality

    - can be successfully marketed

Before we can be in a position to commercialize any of our therapeutic product candidates, we must complete substantial additional development work in the key areas of preclinical and clinical testing, regulatory approvals and manufacturing processes, among others.

PRECLINICAL AND CLINICAL TESTING DO NOT ENSURE THAT PRODUCTS WILL BE SAFE AND
  EFFECTIVE

    For some of our product candidates and technologies we have only performed preclinical testing to date. Preclinical studies of product candidates may not predict and do not ensure safety or efficacy in humans and therefore are not necessarily indicative of the results that may be achieved in clinical trials with humans. We cannot be sure that clinical testing will discover all side effects of potential products in humans. Even if cleared by regulators after clinical testing, a product may later be shown to be unsafe or to not have its expected effect, which may prevent its widespread use, require its withdrawal from the market or expose us to liability.

CLINICAL TRIALS TAKE TIME AND MAY NOT BE COMPLETED AS PLANNED OR AT ALL

    How quickly we can complete clinical testing depends on several factors, including how quickly we can enroll patients for the tests. Many factors affect patient enrollment, including:

    - the size of the patient population

    - the nature of the clinical protocol

    - the proximity of patients to clinical sites

    - the eligibility criteria for the trial

    If patients cannot be enrolled as planned, we face increased costs, delays or termination of clinical trials, which may have a material adverse effect on our business, financial condition and results of operations. We often rely on third parties to assist in planning, conducting and monitoring clinical trials, which may result in delays or failure to complete necessary clinical testing of our product candidates if those third parties fail to perform as we expect or fail to meet regulatory standards in their work.

OUR PRODUCT DEVELOPMENT PROGRAMS RELY ON NEW TECHNOLOGIES

    The product development programs we and our collaborators conduct face the risk of failure inherent in efforts to develop product candidates based on new technologies. These risks include:

    - the possibility that the underlying technologies will prove ineffective

    - the possibility that product candidates will prove unsafe or toxic or otherwise fail to receive necessary regulatory approvals

    - the possibility that the product candidates, though safe and effective, will be difficult to manufacture on a large scale as actual commercial products or be uneconomical to market

    - the possibility that others will claim proprietary rights to technologies used in the products and preclude us or our collaborators from marketing them

    - the possibility that others will develop and market superior or equivalent products before or after our products reach the market

OUR HISTORY OF LOSSES AND UNCERTAINTY OF OUR FUTURE PROFITABILITY MAKES THE COMMON STOCK A HIGHLY SPECULATIVE INVESTMENT

    We have incurred operating losses since inception and, as of June 30, 1999, had accumulated net losses of approximately $127.1 million. Our continued product development activities require the commitment of substantial resources to do research, conduct preclinical and clinical testing, create manufacturing capacity and establish sales and marketing, quality control, regulatory and administrative capabilities. We may incur substantial operating losses over the next several years as our pipeline of product candidates and active clinical trials expand. Our losses may fluctuate significantly.

    We cannot predict how much our future losses will be or how long they will last. Before we can achieve profitability, we must successfully complete the development of at least some of our product candidates, obtain the necessary regulatory approvals and successfully manufacture and market the actual products. It is unlikely that we will achieve profitability in the near future and we cannot be sure that we will be able to achieve profitability at all or on a sustained basis.

WE WILL CONTINUE TO NEED SUBSTANTIAL ADDITIONAL FUNDS WHICH WILL LIKELY BE RAISED THROUGH EQUITY FINANCINGS WHICH MAY BE DILUTIVE TO OUR CURRENT STOCKHOLDERS

    We have funded our operations and capital expenditures to date primarily through equity financing, strategic alliances with commercial partners, and sales of reagent and diagnostic products. Through September 30, 1999, we had raised net proceeds of approximately $86.7 million through equity financings. Before we are able to commercialize any of our product candidates, we anticipate the need to raise substantial additional funds through a combination of additional equity or debt financings, research and development arrangements, collaborative relationships or otherwise.

    We cannot predict whether additional funding will be available to us or, if available, that it will be on reasonable terms. Any additional funding may result in significant dilution to existing stockholders. If adequate funds are not available, we may be required to significantly curtail our research and development programs or to obtain funds through arrangements with collaborative partners that may require us to relinquish material rights to any resulting products.

WE ARE DEPENDENT ON THIRD PARTIES FOR CLINICAL SUPPLIES

    We depend on third party manufacturers for suitable quantities of materials necessary for clinical trials of our product candidates. If these materials are not available in suitable quantities of appropriate quality in a timely manner, we will face significant delays in the development and commercialization of products, which could adversely affect our business, financial condition and results of operations.

THE LICENSING DEVELOPMENT AND COMMERCIALIZATION OF SOME OF OUR PRODUCTS IS HIGHLY DEPENDENT ON THIRD-PARTY COLLABORATORS.

    We have entered into collaborative agreements with a variety of pharmaceutical and biotechnology companies relating to the licensing, development and commercialization of products based on our technologies and proprietary information. In some cases, our collaborator has assumed substantial responsibility to commercialize the products, which may allow the collaborator substantial discretion in determining the amount and timing of resources to be devoted to the development and commercialization efforts. We may continue to enter into this kind of agreement in the future. We cannot predict whether our collaborators will continue their development efforts using our technologies or that their efforts will be successful. In general, many of our collaborators face the same kinds of risks and uncertainties in their business as we face. Should a collaborator fail to successfully develop a product for which it has undertaken responsibility, we will need to find another collaborator, assuming we have the right to do so and the product is still commercially viable. If a collaborator experiences delays, setbacks or failure, the successful commercialization of affected products may be delayed or prevented, which may have an adverse effect on our business, financial condition and results of operations.

    Certain of our collaborative agreements, particularly in the vaccine delivery systems area, involve product candidates in the early stages of research and development or are subject to determination of the feasibility of developing products using our technologies. Once specific products are targeted, these agreements may require that further licenses and other agreements are negotiated and executed by us and the collaborator on presently uncertain terms. We cannot predict our ability to develop any products or negotiate and execute any licenses, or whether the collaborator will pursue alternative technologies or product candidates, either on its own or in collaboration with others, that may compete with the technologies or product candidates being developed in collaboration with us. Collaborative agreements may also require us to meet agreed upon milestones and expend funds, and we cannot predict whether we will achieve these milestones or have these funds available. Our failure to meet our obligations could result in termination of collaborative agreements and could have a material adverse effect on our business, financial condition and results of operations.

OUR ACTIVITIES ARE SUBJECT TO COMPREHENSIVE GOVERNMENT REGULATION

REGULATORY DELAYS AND UNCERTAINTIES ARE POSSIBLE

    Our research, development and clinical programs, and ultimately the commercialization of our product candidates, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Most of our products will require governmental approvals for commercialization which we have not yet obtained and do not expect to obtain for several years. We cannot be sure that we will obtain the necessary clearances for clinical trials, manufacturing or marketing of our product candidates.

    The regulatory process, which includes preclinical, clinical and post-clinical testing to establish the safety and efficacy of products, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, we may experience delays or rejection based upon new or changed regulatory policies for drug approval during the long period of product development and regulatory review. This may result in restrictions on our ability to utilize our technologies or commercialize our products, and consequently impact our ability to generate commercial product revenues. There can be no assurance that we will obtain necessary regulatory approvals within a reasonable period of time, if at all, or that we will not encounter problems in clinical trials that delay or suspend the trials. Moreover, when regulatory approval of a product is granted, it may impose limitations on the indicated uses for marketing the product which restrict the size of the potential patient population.

    Even after regulatory approval is obtained, a product and its manufacturer are subject to continuing review and periodic inspections of manufacturing facilities. Subsequent discovery of previously unknown problems with a product or its manufacturing may result in restrictions on the product or the manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

THE FOOD AND DRUG ADMINISTRATION PRODUCT APPROVAL PROCESS IS DIFFICULT AND TIME
  CONSUMING

    Food and Drug Administration (FDA) approval of a new product is required after completion of clinical trials, but before commencing marketing and manufacturing. To commercialize any product and prior to submitting the application for marketing approval in the United States, we must sponsor and file an investigational new drug application for each proposed product and must initiate and oversee the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval. We expect that our products will be regulated as biologics. Traditionally, biologics require both a product license application and an establishment license application prior to commercial marketing. The processing of license applications submitted to the FDA has historically taken several years. If the FDA determines that an application is incomplete, or that the data submitted fails to answer important issues, approval times can be lengthened significantly. Notwithstanding the submission of relevant data, the FDA may ultimately decide that the license application does not satisfy its criteria for approval.

WE LACK MANUFACTURING, SALES, DISTRIBUTION AND MARKETING CAPABILITIES

    We plan to rely on contract manufacturers to manufacture commercial quantities of approved products in the future. For successful commercialization, we must manufacture products in adequate quantities, in compliance with regulatory requirements, and at a competitive cost. Our ability to obtain access to suitable manufacturing facilities is uncertain. Except for research reagents and certain diagnostic products, we have limited experience in the marketing and distribution of commercial products. To market any of our products directly, we must develop a substantial marketing and sales force with technical expertise and a supporting distribution capability. When our products are ready for commercialization, we may face delays, difficulties or unanticipated costs in establishing the sales and distribution capabilities necessary to gain market acceptance for those products. We may choose or find it necessary to enter into strategic partnerships on terms we cannot presently anticipate for the manufacture, sale, marketing and distribution of our products.

WE HAVE MANY COMPETITORS IN OUR FIELD AND WE ARE AT RISK OF TECHNOLOGICAL
  OBSOLESCENCE

    Biotechnology, pharmaceuticals and therapeutics are rapidly evolving fields in which scientific and technological developments are expected to continue at a rapid pace. We have many competitors in the United States and abroad, including pharmaceutical, biotechnology and therapeutics companies, universities and other private and public research institutions. Our success depends upon our ability to develop and maintain a competitive position within the product categories and technologies on which we focus. Many of our competitors have greater capabilities, experience and/or financial resources than we do. Competition is intense and is expected to increase as new products enter the market and new technologies become available. Our competitors may succeed in:

    - developing technologies and products that are more effective than ours

    - developing technologies that render ours obsolete or otherwise noncompetitive

    - obtaining regulatory approval for products more rapidly or effectively than we can

    - obtaining patent protection or other intellectual property rights that would block our ability to develop competitive products

WE ARE DEPENDENT ON PATENTS AND PROPRIETARY TECHNOLOGY

    Our success depends in part on our ability, or, for technologies we license from others, our licensor's ability, to obtain and maintain patent protection for our technologies, to protect the confidentiality of our trade secrets and to operate without infringing on the proprietary rights of others, both in the United States and in other countries. A failure by us or our licensors to obtain and maintain patent protection for our technologies or to protect our trade secrets could have a material adverse effect on our business, financial condition and results of operations.

UNCERTAIN SCOPE OF PATENT PROTECTION IN BIOTECHNOLOGY

    Patent positions in the biotechnology field are highly uncertain and involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents, particularly in regard to human therapeutic uses. We cannot predict whether the patents we seek will be issued, if issued will not later be challenged or limited in scope, or will afford effective protection against competitors with similar technology. Even if a patent is issued to us, a successful challenge to the validity of the patent could result in a third party's ability to use the technology covered by the patent, in some cases without payment to us. We face the risk that others will infringe, avoid or circumvent our patents.

UNCERTAINTY AS TO THE STATUS OF OUR INVENTIONS RELATIVE TO OTHERS

    Patent applications in the United States are maintained in secrecy until patents issue and patent applications in some other countries generally are not published until more than 18 months after they are filed. In addition, publication of discoveries in scientific or patent literature often lags behind actual discoveries. Consequently, we cannot be certain that we or our licensors were the first creator of inventions covered by pending patent applications or the first to file patent applications for those inventions. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that are sufficiently broad so as to prevent us from using technologies we rely upon or from further developing or commercializing our product candidates. If licenses from third parties are necessary, but are unattainable, commercialization of the related products would be delayed or prevented.

RISK AND COSTS OF INTELLECTUAL PROPERTY LITIGATION

    Defending against suits brought against us or in prosecuting suits against others involving patent or other intellectual property rights may force us to incur substantial costs. An adverse litigation result could hurt our business, financial condition and results of operations. In addition to any potential liability for significant damages, an adverse outcome may require us to obtain licenses to patents or other proprietary intellectual property rights of others. In the event we must obtain licenses from others, we cannot predict whether licenses would be made available to us on acceptable terms, if at all. Also, ongoing royalties and other costs associated with licenses may be substantial. If we do not obtain licenses to the technology of others that we need, we could face delays introducing products to the market while we attempt to design around third-party patent or other rights, or be prevented from manufacturing and marketing products at all.

DIFFICULTY OF PROTECTING THE CONFIDENTIALITY OF TRADE SECRETS

    We seek to protect our proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot predict whether these agreements will be breached, if they are breached we will have adequate remedies, or that our trade secrets will not otherwise be disclosed to or discovered by competitors. Moreover, we conduct a significant amount of research through academic advisors and collaborators who are prohibited from entering into confidentiality or inventors' rights agreements by their academic institutions.

DEPENDENCE OF OUR PRODUCT DEVELOPMENT ON LICENSES FROM THIRD PARTIES

    We license some intellectual property we need from others. The terms of these licenses may obligate us to exercise diligence, achieve milestones or devote minimum amounts of resources in bringing potential products to market. They may also obligate us to make royalty and milestone payments, including a percentage of any sublicensing income, as well as patent cost reimbursement payments. If we fail to perform our obligations fully, the licensor can terminate the licenses or, in certain cases, make them non-exclusive, and we may lose our right to market and sell any products based on the licensed technology. We cannot predict whether we will always meet our obligations under these licenses. Furthermore, we may need to obtain licenses for additional technologies for use in some of our products under development and, if we cannot obtain any required licenses, we may lose our ability to market the products.

CHANGES IN HEALTH CARE DELIVERY SYSTEMS IN THE UNITED STATES AND ABROAD MAY ADVERSELY AFFECT OUR PROFITABILITY

THE SUCCESS OF OUR PRODUCTS WILL DEPEND ON ADEQUATE REIMBURSEMENT BY THIRD-PARTY
  PAYORS

    In both the United States and other countries, in most cases, the volume of sales of products like those we develop depends in large part on the availability of reimbursement from third-party payors, such as national health care agencies, private health insurance plans and health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, our success in generating revenues from sales of products may partially depend on whether and to what extent reimbursement from third-party payors for the products is available. In the United States, the containment of health care costs has become a top priority. The expansion of managed health care, the growth of health maintenance organizations, both of which control or significantly influence the purchase of health care services and products, and legislation reducing the cost of government insurance programs may all result in lower prices for pharmaceutical products. These developments could affect the market for our products and have a material adverse effect on our business, financial condition and results of operations. If we succeed in bringing products to market, there is no means to assure that they are considered cost-effective, that reimbursement is available or, if available, that the level of reimbursement is sufficient to allow us to sell the products on a profitable basis. If reimbursement is not available, the level of market acceptance of our products is likely to suffer significantly.

HEALTH CARE REFORM MAY HAVE AN ADVERSE IMPACT ON OUR INDUSTRY

    The health care industry in the United States and in Europe is undergoing fundamental changes as the result of political, economic and regulatory influences. Reforms proposed from time to time include:

    - mandated basic health care benefits

    - controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending

    - creation of large medical services and products purchasing groups

    - fundamental changes to the health care delivery system

We anticipate that alternative health care delivery systems and methods of payment will continue to be reviewed and assessed both in the United States and other countries. We cannot predict whether any particular reform initiatives will result or, if adopted, what impact they might have on us. We cannot predict whether the adoption of reform proposals will have a material adverse effect on our business, financial condition and results of operations. In addition, announcements of reform proposals, the investment community's reaction to reform proposals and announcements by competitors and third-party payors of their strategy in response to reform proposals are likely to result in volatility in the trading and market price of our common stock.

OUR BUSINESS EXPOSES US TO SUBSTANTIAL PRODUCT LIABILITY CLAIMS

    The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of human therapeutic products. We currently carry liability insurance with only limited coverage, but may choose or find it necessary under our collaborative agreements to increase it in the future. We cannot predict whether we will be able to maintain our current insurance coverage or to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when we need it. Even if we maintain insurance coverage, our liability could exceed the amount of coverage. A product liability claim or product recall could inhibit or prevent commercialization of products developed by us and could generally have a material adverse effect on our business, financial condition, results of operations or prospects.

OUR BUSINESS REQUIRES THE USE AND HANDLING OF HAZARDOUS MATERIALS

    Our research and development activities involve the controlled use of hazardous chemicals, biological materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and hazardous waste products. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for any resulting damages and the liability could be material. The ongoing cost of complying with environmental laws and regulations is significant and may increase in the future. In addition, in connection with our merger with Virus Research Institute, Inc. in 1998, we assumed the real property lease at Virus Research Institute, Inc.'s former site. We understand that this property has a low level of oil-based and other hazardous material contamination. We believe that the risks posed by this contamination are low, but we cannot predict whether additional hazardous contamination exists at that site, or that changes in applicable law will not require us to clean up the current contamination of the property.

MANY OF OUR PRODUCT CANDIDATES ARE TESTED IN LABORATORY ANIMALS WHICH MAY BE CURTAILED BY SOCIAL FACTORS AND REGULATORY CHANGES

    The research and development efforts that we sponsor often involve the controlled use of laboratory animals. Opposition to this practice by United States or foreign activist groups such as People for the Ethical Treatment of Animals may interfere with the use of animal testing. Negative publicity generated by activist groups may have an adverse impact on companies using this practice, including us. In addition, physical force and demonstrations may occur against us or our collaborative partners which could delay the testing of our products. Lobbying efforts by activist groups and other groups and individuals against the use of animals in testing is ongoing, and may result in changes in laws, regulations or accepted clinical procedures that would restrict the use of animals in testing. In the event of a change in laws, regulations or accepted clinical procedures, our product development may be delayed as new methods for testing are developed. Even if new methods are developed, there is no assurance that these will be as efficacious as animal testing.

LOSS OF KEY EXECUTIVES AND SCIENTISTS COULD AFFECT OUR ABILITY TO DEVELOP OUR PRODUCT CANDIDATES

    We are dependent on the members of our management and scientific staff, including Una S. Ryan, Ph.D., our president and chief executive officer. The loss of Dr. Ryan or other key members of our staff could have a material adverse effect on us. We also depend on our scientific collaborators and advisors, all of whom have other commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as we expand our activities in clinical trials, the regulatory approval process and sales and manufacturing. We face significant competition for this type of personnel from other companies, research and academic institutions, government entities and other organizations. We cannot predict whether we will be successful in hiring or retaining the personnel we require for continued growth. The failure to hire and retain this type of personnel could materially and adversely affect our business, financial condition, results of operations and prospects.

THE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

    In the past several years we have entered into several private placement transactions. Common stock issued in these transactions may be sold in the public securities markets over time pursuant to registration rights granted to the investors under the Securities Act of 1933. Additional common stock reserved under our employee benefit and other incentive plans, including stock options, may also be sold in the public securities markets from time to time. Future sales of our common stock in the public securities markets could adversely affect the trading price of our common stock. We cannot predict the effect that perception in the market that such sales may occur in the future will have on the market price of our common stock.

OUR STOCK PRICE IS HIGHLY VOLATILE

    The market price of the shares of our common stock, like that of the common stock of many other biotechnology companies, may be highly volatile. Factors such as announcements of technological innovations or new commercial products by us or our competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by us, and general economic and market conditions may have a significant effect on the market price of our common stock. In addition, the stock market has from time to time experienced and may experience in the future extreme price and volume fluctuations, which have affected the market price of many biotechnology companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock.

WE COULD BE ADVERSELY AFFECTED IF WE HAVE UNDERESTIMATED OUR YEAR 2000 COMPUTER PROBLEMS

    The Year 2000 issue relates to how computer systems and programs will recognize and process dates after December 31, 1999. Most computer systems and programs that use two digits to specify a year, if not modified prior to the year 2000, will be unable to properly recognize dates. This could result in system failures or miscalculations that could result in disruptions of normal business operations. The Year 2000 issue can also affect embedded technology systems and programs on which our business relies.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including, Avant, that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to incorporate by reference in this prospectus the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998

    - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999

    - our Current Report on Form 8-K filed on September 23, 1999

    - the definitive Proxy Statement for our annual meeting of stockholders held May 6, 1999

    - the description of our common stock contained in our registration statement on Form 8-A, filed on September 22, 1986, including all amendments and reports updating that description

    We will furnish without charge to each person to whom this prospectus is delivered, upon request, a copy of any documents incorporated by reference other than exhibits to those documents. Requests should be addressed to: 119 Fourth Avenue, Needham, Massachusetts 02494, Attention: Corporate Secretary (telephone number (781) 433-0771).

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                           FORWARD-LOOKING STATEMENTS

    Some statements incorporated by reference or made under the captions "Risk Factors" and "Our Company" and elsewhere in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. When we use the words "anticipate," "assume," "believe," "estimate," "expect,"

"intend" and other similar expressions, they generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to development activities, business strategy and prospects, future capital expenditures, sources and availability of capital, governmental regulations and their effect on us and competition.

    You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the matters discussed under the caption "Risk Factors."

    We caution you that, while forward looking statements reflect our good faith beliefs, they are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                  OUR COMPANY

    Avant is a biopharmaceutical company that uses novel applications of immunology to attempt to harness the human body's immune system to develop vaccines and immunotherapeutics that prevent or treat disease caused by infectious organisms, and drugs and treatment vaccines that modify undesirable activity by the body's own protein or cells. Our technology platforms are derived from a broad set of complementary technologies with the ability to inhibit the complement system, regulate T and B cell activity, and enable the creation and delivery of preventative and therapeutic vaccines. Our lead therapeutic program is focused on developing compounds that inhibit the inappropriate activation of the complement cascade, a vital part of the body's immune defense system. We have also established a program for the discovery and development of small-molecule immunoregulatory therapeutic compounds, for the prevention of immune rejection of transplanted organs and the treatment of autoimmune disorders. Our third program targets the development of a therapeutic vaccine for the prevention and treatment of atherosclerosis.

                                USE OF PROCEEDS

    Avant will not receive any proceeds from the sale of the shares by the selling stockholders.

                REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

    The following is a summary of the material terms and provisions of the securities purchase agreement relating to the registration of the common stock covered by this prospectus. It may not contain all the information that is important to you. You can access complete information by referring to the securities purchase agreement.

    Under the securities purchase agreement, we must file a registration statement covering the sale by the selling stockholders of the common stock that they purchased on September 22, 1999. We must use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission no later than January 10, 2000 and to keep the registration statement continuously effective until the earlier of:

    - the date on which the selling stockholders no longer hold any of the purchased common stock or

    - September 21, 2001.

    Any common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights provisions of the securities purchase agreement.

    The securities purchase agreement requires that we bear all expenses of registering the common stock with the exception of brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders. We also agreed to indemnify the selling stockholders and its officers, directors and other affiliated persons and any person who controls the selling stockholders against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the securities purchase agreement. In addition, the selling stockholders agreed to indemnify us and our directors, officers and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws if they result from:

    - written information furnished to us by the selling stockholders for use in the registration statement or this prospectus or any amendments to the registration statement or any prospectus supplements or

    - breaches or alleged breaches by selling stockholders of any of their representations, warranties, covenants, agreements or obligations under the terms of the securities purchase agreement.

                              SELLING STOCKHOLDERS

    The following table provides the name and number of shares of common stock owned by each selling stockholder as of September 30, 1999, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest.

    Because the selling stockholders may sell all, some or none of the shares, we have assumed that the selling stockholders will sell all of the shares in determining the number and percentage of shares of common stock that each selling stockholder will own upon completion of the offering to which this prospectus relates. The amounts set forth below are based upon information provided by the selling stockholders and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock or units from time to time after the date of this prospectus.

                                                                                                    Shares of
                                                       Shares of                                Common Stock Owned
                                                     Common Stock            Shares of        After the Offering(1)
                                                  Beneficially Owned       Common Stock    ----------------------------
Selling Stockholder                            as of September 30, 1999   Offered Hereby     Number       Percent(%)
---------------------------------------------  -------------------------  ---------------  -----------  ---------------
Nomura International plc(2)..................           2,604,167              2,604,167            0              0
Kleinwort Benson Holdings, Inc(3)............             520,833                520,833            0              0
Pictet & Cie(4)..............................             520,833                520,833            0              0
Lombard Odier & Cie(5).......................           2,151,506                546,875    1,604,631            3.2
International BM Biomedicine Holdings
  AG(6)......................................             975,625                390,625      585,000            1.2
Apollo Medical Partners, L.P.(7).............             260,417                260,417            0              0
Brandon Fradd(7).............................              15,625                 15,625            0              0
Bank of New Nominees Limited(8)..............             150,000                150,000            0              0
Curran Capital Partners, L.P.(9).............             768,700                150,000      618,700            1.3
Clarion Capital Corporation(10)..............             100,000                100,000            0              0
Clarion Partners, L.P.(10)...................              39,000                 39,000            0              0
Clarion Offshore Fund LTD(10)................              11,000                 11,000            0              0
Catalyst Partners, L.P.(11)..................           1,175,000                100,000    1,075,000            2.2
Peter Sears(12)..............................              50,000                 50,000            0              0

--------------------------

(1) Assumes that all shares hereby offered by the selling stockholders are sold.

(2) The selling stockholder's address is Nomura House, 1 St. Martin's-le-Grand, London ECIA 4NP UK.

(3) The selling stockholder's address is 75 Wall Street, New York, NY 10005,
    USA.

(4) The selling stockholder's address is 29, Blvd. Georges-Favon, Geneva CH-1211, Switzerland.

(5) The selling stockholder's address is 11 Rue de la Corrateria, Geneva CH-1204, Switzerland. Includes warrants to purchase 40,000 shares of common stock.

(6) The selling stockholder's address is Aeschen Platz 7, PO Box 136, Basel CH-4010 Switzerland.

(7) The selling stockholders' address is 68 Jane Street, Suite 2E New York, New York 10014, USA. Mr. Fradd is a managing director of Apollo Medical Partners, L.P. and he may be deemed to beneficially own the 260,417 shares of common stock held by Apollo Medical Partners, L.P.

(8) The selling stockholder's address is 30 Cannon Street London EC4M 6XH, UK.

(9) The selling stockholder's address is 237 Park Avenue, 9th Floor, New York, New York 10017, USA.

(10) The selling stockholders' address is 1801 East 9th Street, Suite 1120, Cleveland, OH 44104, USA.

(11) The selling stockholder's address is 350 Park Avenue, New York, New York 10022, USA.

(12) The selling stockholder's address is 8 Paul Road, St. David, PA 19087, USA. Mr. Sears has been a director of Avant since May, 1999.

                              PLAN OF DISTRIBUTION

    This prospectus relates to the possible sale from time to time of up to an aggregate of 5,459,375 shares of common stock by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest. We are registering the shares pursuant to our obligations under the registration provisions of the securities purchase agreement, but the registration of the shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

    The distribution of the shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

    The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of shares is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

    - identify any underwriter, dealer or agent

    - describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents

    - identify the amounts underwritten

    - identify the nature of the underwriter's obligation to take the shares

    - provide any other required information

    The sale of shares by the selling stockholders may also be effected by selling the shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the shares as principal, and may be made pursuant to any of the methods described below. Sales may be made on the Nasdaq National Market or other exchanges on which our common stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

    The shares may also be sold in one or more of the following transactions:

    - block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction

    - purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus

    - a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq National Market or other stock exchange rules

    - ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers

    - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares

    - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers

    In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

    To comply with applicable state securities laws, the shares will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, the shares may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and is complied with.

    All expenses relating to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by us.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the common stock we are offering will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston Massachusetts.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCORPORATED HEREIN BY REFERENCE OR CONTAINED IN A PROSPECTUS SUPPLEMENT. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THE SELLING STOCKHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR INCORPORATED HEREIN BY REFERENCE, OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------

                                                            PAGE
                                                         -----------
PROSPECTUS SUMMARY.....................................           2
RISK FACTORS...........................................           3
WHERE YOU CAN FIND MORE INFORMATION....................          11
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........          11
FORWARD LOOKING STATEMENTS.............................          11
OUR COMPANY............................................          12
USE OF PROCEEDS........................................          12
REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS........          12
SELLING STOCKHOLDERS...................................          14
PLAN OF DISTRIBUTION...................................          15
EXPERTS................................................          16
LEGAL MATTERS..........................................          16

                            ------------------------

                                5,459,375 SHARES

                                     AVANT
                              IMMUNOTHERAPEUTICS,
                                      INC.

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

    The following are the estimated expenses of the distribution of the shares registered hereunder on Form S-3:

Registration Fee--Securities and Exchange Commission..............  $   2,944.35
Accountants Fees and Expenses.....................................      2,500
Blue Sky Fees and Expenses........................................      1,500
Legal Fees and Expenses...........................................     15,000
Printing Expenses.................................................      5,000
Miscellaneous.....................................................      1,500
                                                                    ---------
    Total.........................................................  $  28,444.35
                                                                    ---------
                                                                    ---------

------------------------

(1) The amounts set forth above, except for the SEC Registration Fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which enables a corporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under to Section 145 or (iv) for any transaction from which a director derived an improper personal benefit. The Company has adopted such provisions in the company's Amended and Restated Bylaws (the "Bylaws").

    The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court. The Bylaws of the company provide for indemnification to the fullest extent authorized by the DGCL and, therefore, these statutory indemnification rights are available to the directors, officers, employees and agents of the Companies. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors and officers of the company pursuant to the foregoing provision or otherwise, the company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is therefore, unenforceable.

    The Company currently carries a directors' and officers' liability insurance policy which provides for payment of expenses of the company's directors and officers in connection with threatened, pending or completed actions, suits or proceedings against them in their capacities as directors and officers, in accordance with the Bylaws and the DGCL.

ITEM 16. EXHIBITS.

  EXHIBIT
    NO.      DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       5.1   Opinion of Goodwin, Procter & Hoar LLP

      23.1   Consent of PricewaterhouseCoopers LLP

      23.2   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1)

      24.1   Power of Attorney (included on signature pages)

      99.1   Securities Purchase Agreement dated as of September 17, 1999, between the Company and the Selling
             Stockholders

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, Commonwealth of Massachusetts, on October 19, 1999.

                                AVANT IMMUNOTHERAPEUTICS, INC.

                                By:  /s/ UNA S. RYAN
                                     -----------------------------------------
                                     Una S. Ryan, Ph.D.
                                     President, Chief Executive Officer and
                                     Director

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of Avant Immunotherapeutics, Inc. hereby severally constitutes Una S. Ryan, Ph.D. his or her true and lawful attorney with full power to her, to sign for the undersigned and in his or her name in the capacity indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable Avant Immunotherapeutics, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                        DATE
------------------------------  ---------------------------  -------------------
                                President, Chief Executive
/s/ UNA S. RYAN                 Officer and Director
------------------------------  (Principal Executive          October 19, 1999
Una S. Ryan, Ph.D.              Officer)

/s/ J. BARRIE WARD              Chairman
------------------------------                                October 19, 1999
J. Barrie Ward, Ph.D.

                                Chief Financial Officer
/s/ LISA MCGILLIS               (Principal Financial
------------------------------  Officer and Principal         October 19, 1999
Lisa McGillis                   Accounting Officer)

/s/ HARRY H. PENNER, JR.        Director
------------------------------                                October 19, 1999
Harry H. Penner, Jr.

SIGNATURE                       TITLE                        DATE
------------------------------  ---------------------------  -------------------

/s/ PETER SEARS                 Director
------------------------------                                October 19, 1999
Peter Sears, Esq.

/s/ THOMAS R. OSTERMUELLER      Director
------------------------------                                October 19, 1999
Thomas R. Ostermueller

/s/ JOHN L. LITTLECHILD         Director
------------------------------                                October 19, 1999
John L. Littlechild

/s/ FREDERICK W. KYLE           Director
------------------------------                                October 19, 1999
Frederick W. Kyle

                                 EXHIBIT INDEX

  Exhibit
  Number                                Description
---------------------------------------------------------------------------------
       5.1 --  Opinion of Goodwin, Procter & Hoar LLP
      23.1 --  Consent of PricewaterhouseCoopers LLP
      99.1 --  Form of Securities Purchase Agreement dated as of September 17,
           1999, between the Company and the Selling Stockholders